EMVELCO CORPORATION

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The accompanying unaudited pro forma condensed consolidated financial statements (the “unaudited pro forma financial statements”) give effect to the disposition by Emvelco Corporation (“Emvelco” or the “Company”), formerly Euroweb International Corp., of 100% of the interest of Navigator Informatika Rt. (“Navigator”) to Marivaux Investment Limited and Fleminghouse Investment Limited (collectively, the “Buyers”).

Sale of 100% of the interest of Navigator Informatika Rt.

The unaudited pro forma financial statements give effect to the sale of 100% of the Company’s interest in Navigator. The sale was completed on February 16, 2007. Navigator was sold for approximately $4,034,191 consisting of $3,200,000 in cash and 622,531 shares of Emvelco common stock, and excluding estimated transaction costs, success fees and guarantee provision of approximately $124,000. The 622,531 Emvelco shares were valued on $1.34 per share, representing the closing price of Emvelco on the Nasdaq Capital Market on February 16, 2007.

Emvelco believes that the sale of Navigator meets the criteria for presentation as a discontinued operation under the provisions of Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." Accordingly, Navigator is presented as a discontinued operation in the historical consolidated financial statements of Emvelco. The estimated gain is $964,415 on the sale of Navigator, which is not reflected in the unaudited pro forma condensed consolidated statements of operations due to the non-recurring nature of the gain.

The unaudited pro forma condensed consolidated balance sheet gives effect to the disposition of Navigator as if it occurred on September 30, 2006. The unaudited pro forma condensed consolidated statements of operations are presented for the nine months ended September 30, 2006 and the year ended December 31, 2005 reflecting the historical results of operations with pro forma adjustments to reflect the disposition of Navigator as if the sale was consummated on January 1, 2005. A pro forma condensed consolidated statement of operations for the year ended December 31, 2004 is not presented as Navigator was originally acquired by the Company on October 7, 2005, and therefore was not owned during the year ended December 31, 2004. Certain management assumptions and adjustments are described in the accompanying notes to the unaudited pro forma condensed consolidated financial information.

The pro forma adjustments described in the accompanying notes are based upon available information and certain assumptions that management believes are reasonable. The unaudited pro forma condensed consolidated financial statements are for illustrative purposes only and are not necessarily indicative of the actual results of operations or financial position that would have occurred had the transactions described above occurred on the dates indicated, nor are they necessarily indicative of future operating results. The unaudited pro forma financial statements are only a summary and should be read in conjunction with the historical consolidated financial statements and related notes of Emvelco, in its Form 10-QSB for the quarter ended September 30, 2006 and in its Form 10-KSB for the year ended December 31, 2005.

All pro forma amounts are presented in U.S. dollars, the reporting currency of Emvelco.

Emvelco Corporation
Unaudited Pro Forma Condensed Consolidated Balance Sheet
September 30, 2006

	Emvelco Historical	Pro Forma Adjustments	Notes	Pro Forma
ASSETS	(A)	(B)
Current Assets
Cash and cash equivalents	$9,127,905	$3,189,683	(1)	$12,317,588
Restricted cash - certificate of deposit	4,018,558	-		4,018,558
Trade accounts receivable, net	1,063,928	(1,063,928)	(2)	-
Prepaid and other current assets	1,199,855	(329,514)	(2)	870,341
Total current assets	15,410,246	1,796,241		17,206,487

Property and equipment, net	984,177	(984,177)	(2)	-
Construction in progress	7,486,086	-		7,486,086
Long term loan	4,399,270	-		4,399,270
Intangibles - customer contracts, net	2,089,831	(2,089,831)	(2)	-
Goodwill	865,640	(865,640)	(2)	-
Total assets	$31,235,250	$(2,143,407)		$29,091,843

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Trade accounts payable	$1,097,097	$(659,122)	(2)	$437,975
Current portion of bank loan and overdraft	646,167	(646,167)	(2)	-
Current portion of other real estate related loans	15,405	-		15,405
Other current liabilities	1,112,458	(293,873)	(2)	942,585
		124,000	(3)
Accrued expenses	606,017	(365,268)	(2)	240,749
Total current liabilities	3,477,144	(1,840,430)		1,636,714

Deferred tax liability	334,373	(334,373)	(2)	-
Bank loan	266,524	(266,524)	(2)	-
Other real estate related loans	4,966,635	-		4,966,635
Total liabilities	9,044,676	(2,441,327)		6,603,349

Stockholders’ Equity
Common stock, $.001 par value - Authorized 35,000,000 shares; Issued and outstanding 5,561,780 shares	25,026	(623)	(4)	24,403
Additional paid-in capital	52,304,577	-		52,304,577
Accumulated deficit	(29,456,946)	1,140,415	(5)	(28,316,531)
Accumulated other comprehensive income	8,304	(8,304)	(6)	-
Treasury stock	(690,387)	(833,568)	(4)	(1,523,955)
Total stockholders’ equity	22,190,574	297,920		22,488,494

Total liabilities and stockholders’ equity	$31,235,250	$(2,143,407)		$29,091,843

See notes to unaudited pro forma condensed consolidated balance sheet

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(A)	Reflects the historical condensed consolidated balance sheet of Emvelco as of September 30, 2006, included in the Form 10-QSB of Emvelco for the quarter ended September 30, 2006.

(B)	Pro forma adjustments related to the sale of Navigator on the basis described in the introduction to these unaudited pro forma financial statements:

1)	Represents the cash proceeds received upon the sale of Navigator of $ 3,200,000 and the elimination of $ 10,317 of cash of Navigator

2)	Adjustment to eliminate assets sold and liabilities transferred upon the sale of Navigator

3)	Adjustment to reflect the estimated direct transaction costs to be paid in connection with the sale

4)	Represents the share portion of the purchase price received upon the sale of Navigator

5)
Adjustment to reflect the pro forma gain on the sale of Navigator, after estimated direct transaction costs, success fees and guarantee provision. No tax liability is expected to arise as a result of the sale. Because the estimated pro forma gain assumes the sale was consummated on September 30, 2006, the pro forma gain will ultimately differ from the actual gain that will occur at the closing date of sale.

6)	Adjustment to eliminate accumulated other comprehensive income attributable to Navigator

No adjustments have been made to reflect any income tax effect of the pro forma adjustments since Emvelco has significant net operating loss carryforwards and, therefore, does not expect to have taxable income in the foreseeable future.

Emvelco Corporation
Unaudited Pro Forma Condensed Consolidated Statement of
Operations for the Nine Months Ended September 30, 2006

	Emvelco Historical	Pro Forma Adjustments	Notes	Pro Forma
	(A)	(B)

Revenues	$4,764,201	$(4,759,067)	(1)	$5,134
Cost of revenues (exclusive of depreciation and amortization shown separately below)	1,447,486	(1,447,486)	(1)	-

Operating expenses

Compensation and related costs	2,348,019	(1,762,274)	(2)	585,745
Severance to officer	750,000	-		750,000
Consulting, professional and directors fees	1,579,592	(630,651)	(3)	948,941
Other selling, general and administrative expenses	1,118,020	(554,459)	(4)	563,561
Goodwill impairment	7,285,032	(7,285,032)	(5)	-
Depreciation and amortization	1,370,140	(1,369,046)	(6)	1,094
Total operating expenses	14,450,803	(11,601,462)		2,849,341

Operating loss	(11,134,088)	8,289,881		(2,844,207)

Interest income	336,556	-		336,556
Interest expense	(74,737)	74,737	(7)	-

Loss from continuing operations before income taxes	(10,872,269)	8,364,618		(2,507,651)

Income tax expense - current	(49,343)	49,343	(8)	-
Income tax expense-deferred	166,795	(166,795)	(8)	-
Income tax expense	117,452	(117,452)		-

Loss from continuing operations	$(10,754,817)	$8,247,166		$(2,507,651)

Loss per share from continuing operations, basic and diluted	(1.85)			(0.48)

Weighted average number of shares outstanding, basic and diluted	5,806,854			5,184,323

See notes to unaudited pro forma condensed consolidated statement of operations

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(A)	Reflects the statements of operations of the Company for the nine months ended September 30, 2006 included in the Company’s Quarterly Report on Form 10-QSB for the quarter ended September 30, 2006.

(B)	Pro forma adjustments to record the disposal of Navigator as if it had occurred on January 1, 2005 for purposes of presenting the pro forma statements of operations:

1)	Adjustment to eliminate the revenues and costs of goods sold of Navigator .

2)	Adjustment to eliminate the salary and related costs of Navigator.

3)	Adjustment to eliminate the consulting, professional and directors’ fees of Navigator.

4)	Adjustment to eliminate the selling, general and administrative costs of Navigator.

5)	Adjustment to eliminate the goodwill impairment charge of Navigator

6)	Adjustment to eliminate the amortization and depreciation charge of Navigator.

7)	Adjustment to eliminate the interest expenses of Navigator.

8)	Adjustment to eliminate the income tax of Navigator.

Emvelco Corporation
Unaudited Pro Forma Condensed Consolidated Statement of
Operations for the Year Ended December 31, 2005

	Emvelco Historical	Pro Forma Adjustments	Notes	Pro Forma
	(A)	(B)

Revenues	$1,964,998	$(1,964,998)	(1)	$-
Cost of revenues (exclusive of depreciation and amortization shown separately below)	511,658	(511,658)	(1)	-

Operating expenses

Compensation and related costs	1,054,342	(494,503)	(2)	559,839
Consulting, professional and directors fees	1,396,096	(385,442)	(3)	1,010,654
Other selling, general and administrative expenses	703,770	(400,797)	(4)	302,973
Depreciation and amortization	509,478	(509,478)	(5)	-
Total operating expenses	3,663,686	1,790,220		1,873,466

Operating loss	(2,210,346)	336,880		(1,873,466)

Interest income	2,512	(2,512)	(6)	-
Interest expense	(38,240)	38,240	(6)	-
Other income (expenses)	170,000	-		170,000

Loss from continuing operations before income taxes	(2,076,074)	372,608		(1,703,466)

Income tax expense - current	-	-		-
Income tax expense-deferred	57,908	(57,908)	(7)	-
Income tax expense	57,908	(57,908)		-

Loss from continuing operations	$(2,018,166)	$314,700		$(1,703,466)

Loss per share from continuing operations, basic and diluted	(0.37)			(0.35)

Weighted average number of shares outstanding, basic and diluted	5,445,363			4,822,832

See notes to unaudited pro forma condensed consolidated statement of operations

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(A)	Reflects the statements of operations of the Company for the years ended December 31, 2005 included in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2005.

(B)	Pro forma adjustments to record the disposal of Navigator as if it had occurred on January 1, 2005 for purposes of presenting the pro forma statements of operations:

1)	Adjustment to eliminate the revenues and costs of goods sold of Navigator for the period from October 7, 2005 (date of acquisition) to December 31, 2005.

2)	Adjustment to eliminate the salary and related costs of Navigator for the period from October 7, 2005 (date of acquisition) to December 31, 2005.

3)	Adjustment to eliminate the consulting, professional and directors’ fees of Navigator for the period from October 7, 2005 (date of acquisition) to December 31, 2005.

4)	Adjustment to eliminate the selling, general and administrative costs of Navigator for the period from October 7, 2005 (date of acquisition) to December 31, 2005.

5)	Adjustment to eliminate the amortization and depreciation charge of Navigator for the period from October 7, 2005 (date of acquisition) to December 31, 2005.

6)	Adjustment to eliminate the interest income and expenses of Navigator for the period from October 7, 2005 (date of acquisition) to December 31, 2005.

7)	Adjustment to eliminate the income tax of Navigator for the period from October 7, 2005 (date of acquisition) to December 31, 2005.